Exhibit 99.1

Pier 1 Imports, Inc. Reports Preliminary Second Quarter Fiscal 2019 Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--September 20, 2018--Pier 1 Imports, Inc. (NYSE:PIR) today announced preliminary financial results for the second quarter of fiscal 2019 ended September 1, 2018. On a preliminary basis, based on the information currently available, the Company expects:

  Company comparable sales to decrease approximately 11.4% compared to the second quarter of fiscal 2018;
  Fiscal 2019 second quarter loss per share in the range of $0.62 to $0.64;
  Quarter-end inventories to decrease approximately 17% versus a year ago; and
  Quarter-end cash and cash equivalents of approximately $117 million, with no short-term borrowings under the Company’s $350 million revolving credit facility during the quarter.

“We are disappointed in our results for the second quarter, which primarily reflect execution challenges as we prepared for and implemented our August brand re-launch,” said Alasdair James, President and CEO. “We are in the very early stages of the multi-year ‘New Day’ strategic plan we announced in April, and while we remain confident that our plan is the right course for Pier 1, it is now clear that our initiatives are taking longer than expected to gain traction. Our marketing program did not drive the level of traffic we had anticipated, and we experienced delays in getting certain new products into our stores.

“Although we now expect sales to turn positive and accelerate later than planned, we are encouraged by early signs of improvement in some of our key customer metrics in recent weeks, including conversion and growth in new, retained and reactivated customers. We also continue to receive positive feedback from customers about our new store environment. Our team has been working tirelessly to implement our ‘New Day’ strategic plan, but there are clearly areas where we need to sharpen our execution moving forward.”

Mr. James concluded, “We continue to see fiscal 2019 as a pivotal year of investment and transition. We are refining key initiatives as needed to better communicate Pier 1’s improved value and deliver a greater level of newness to the customer. Importantly, we are continuing to make progress toward capturing operating efficiencies through initiatives around pricing and promotion, inventory optimization and sourcing and supply chain. Our top priority over the coming months is to take the steps needed to drive long-term growth and profitability.”

Guidance Update

Given that it is taking more time for Pier 1’s ‘New Day’ initiatives to gain traction, the Company is discontinuing its fiscal 2019 guidance at this time; however, the Company expects to continue providing commentary on its forward-looking business trends on its quarterly earnings calls. Pier 1 expects its top-line trend to materially improve as the execution of key initiatives progresses and remains committed to its long-term net sales growth and EBITDA margin targets, but now believes these targets may be achieved over a longer time horizon.

Second Quarter Fiscal 2019 Financial Results Conference Call

The Company will report financial results for the second quarter ended September 1, 2018 after the close of the market on Wednesday, October 3, 2018, and will hold a conference call to discuss these results at 4:00 p.m. Central Time/5:00 p.m. Eastern Time that afternoon. A live audio webcast will be accessible at the Company’s website at https://investors.pier1.com. The call can also be accessed domestically at (866) 378-2926 and internationally at (409) 350-3152, conference ID 5559187.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles. All financial data in this press release is preliminary and represents the most current information available to the Company’s management, as financial closing procedures for the second quarter ended September 1, 2018 are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the three-month period ended September 1, 2018, and actual results may differ materially from these estimates as a result of the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results.

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to: the fact that the Company’s fiscal 2019 second quarter closing procedures are not complete and therefore actual results may differ materially from preliminary results; the impact of initiatives implemented in connection with the Company’s Pier 1 2021: A New Day three-year strategic plan; the effectiveness of the Company’s marketing campaigns, merchandising and promotional strategies and customer databases; consumer spending patterns; inventory levels and values; the Company’s ability to implement planned cost control measures; risks related to U.S. import policy; and changes in foreign currency values relative to the U.S. dollar. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

Pier 1 Imports is proud to offer one-of-a-kind-gotta-have-it-seriously-love-it products that help our customers tell their stories through home décor. Over the past 50 years we’ve grown from a single store to an omni-channel retailer reaching the whole of North America. Our customers shop us online and in store, and interact with us on social media. From the launch of our Pier 1 PICKS to our world renowned Papasan, we bring uniqueness and fun to the world of home décor. We are the perfect place for all your versions of “This is me.” To get inspired or simply get to know us a little better, visit pier1.com.

CONTACT:
The Blueshirt Group
Christine Greany, 858-523-1732
christine@blueshirtgroup.com